Exhibit 10.3

EXECUTION VERSION

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is entered into as of October 17, 2018 (the “Effective Date”), by and between Verra Mobility Corporation (f/k/a, Gores Holdings II, Inc.), a Delaware corporation (the “Company”), and PE Greenlight Holdings, LLC, a Delaware limited liability company (“Platinum”). Each capitalized term used and not otherwise defined herein shall have the meaning set forth in Article V.

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated June 21, 2018, by and among the Company, AM Merger Sub I, Inc., AM Merger Sub II, LLC, Greenlight Holding II Corporation and Platinum, in its capacity as the stockholder representative thereunder (the “Merger Agreement”), Platinum is receiving shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”); and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Company and Platinum desire to set forth certain understandings between the Company and Platinum, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article I

COVENANTS, REPRESENTATIONS AND WARRANTIES

Each party hereby represents and warrants to the other party and acknowledges that: (a) the execution, delivery and performance of this Agreement have been duly authorized by such party and do not require such party to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such party or other governing documents or any agreement or instrument to which such party is a party or by which such party is bound; (b) such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder; and (c) this Agreement is valid, binding and enforceable against such party in accordance with its terms.

Article II

BOARD OF DIRECTORS; OBSERVERS; VOTING

Section 2.1Board Composition. The authorized number of directors on the Board shall initially be seven (7), three (3) of whom shall initially be representatives nominated by Platinum (the “Platinum Directors”), of whom one (1) shall initially be the then-current Chief Executive Officer of the Company. The initial Platinum Director who is the Chief Executive Officer of the Company shall be a Class II Director, and the other two (2) initial Platinum Directors shall be Class III Directors, each pursuant to the Second Amended and Restated Certificate of Incorporation of the Company.

Section 2.2Platinum Representation. For so long as Platinum

holds a number of shares of Common Stock representing at least the percentage of the outstanding Common Stock shown below, the Company shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by Platinum that, if elected, will result in Platinum having the number of directors serving on the Board that is shown below.

Percentage of Outstanding Common Stock	Number of Platinum Directors
25% or greater	3
Less than 25% but greater than or equal to 15%	2
Less than 15% but greater than or equal to 5%	1
Less than 5%	0

Section 2.3Chairman of the Board. For so long as Platinum has the right to designate at least one (1) director for nomination under this Agreement, the Company will take all Necessary Action to ensure that, if one or more Platinum Directors are elected, such Platinum Director as Platinum may designate shall be Chairman of the Board.

Section 2.4Committee Representation.  Subject to applicable laws and stock exchange regulations, Platinum shall have the right to have a representative appointed to serve on each committee of the Board other than the audit committee for so long as Platinum has the right to designate at least one (1) director for election to the Board.

Section 2.5Vacancies and Removal. Except as provided for in Section 2.1 and Section 2.2, and to the extent not inconsistent with Section 141(k) of the General Corporation Law of the State of Delaware and the Company’s Governing Documents: (a) Platinum shall have the exclusive right to remove its respective directors from the Board, and the Board and Platinum shall take all Necessary Action to cause the removal of any of the Platinum Directors at the request of Platinum; and (b) Platinum shall have the exclusive right to nominate for election to the Board directors to fill vacancies created by reason of death, removal or resignation of the Platinum Directors, and the Board and Platinum shall take all Necessary Action to cause any such vacancies to be filled by replacement directors nominated by Platinum as promptly as reasonably practicable.

Section 2.6Additional Unaffiliated Directors. For so long as Platinum has the right to designate at least one (1) director for nomination under this Agreement, the Company will take all Necessary Action to ensure that the number of directors serving on the Board shall not exceed seven (7); provided, that the number of directors may be increased if necessary to satisfy the requirements of applicable laws and stock exchange regulations.

Section 2.7Board Meeting Expenses.  The Company shall pay all reasonable reimbursable out-of-pocket costs and expenses (including, but not limited to, travel and lodging) incurred by each member of the Board incurred in the course of his or her service hereunder, including in connection with attending regular and special meetings of the Board, any board of directors or board of managers of each of the Company’s Subsidiaries and/or any of their respective committees.

Section 2.8Indemnification. The Company shall obtain customary director and officer indemnity insurance on reasonable terms. The Company hereby acknowledges that any director, officer or other indemnified person covered by any such indemnity insurance policy (any such Person, an “Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by Platinum or one or more of its Affiliates (collectively, the “Fund Indemnitors”). The Company hereby: (a) agrees that the Company and any of its Subsidiaries that provides indemnification shall be the indemnitor of first resort (i.e., its or their obligations to an Indemnitee shall be primary and any obligation of any Fund Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnitee shall be secondary); (b) agrees that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any other agreement between the Company and an Indemnitee, without regard to any rights an Indemnitee may have against any Fund Indemnitor or its insurers; and (c) irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company.

Article III

INFORMATION; ACCESS

Section 3.1Quarterly Financial Statements. Concurrently with the distribution of the Company’s quarterly financial statements to the audit committee of the Board for review, for so long as Platinum has the right to designate at least one (1) director for nomination under this Agreement, the Company shall deliver to Platinum an unaudited balance sheet of the Company as of the last day of each of the first three (3) fiscal quarters of each fiscal year and the related unaudited consolidated statements of income, stockholders equity and cash flows for such fiscal quarter and for the fiscal year-to-date period then ended, including any related notes thereto, if available.

Section 3.2Annual Financial Statements. Concurrently with the distribution of the Company’s annual financial statements to the audit committee of the Board for review, for so long as Platinum has the right to designate at least one (1) director for nomination under this Agreement, the Company shall deliver to Platinum an audited balance sheet of the Company as of the end of such fiscal year and the related audited consolidated statements of income, stockholders equity and cash flows for such fiscal year, including any related notes thereto (it being understood that the Company shall not in any event be obligated to deliver any such audited financial statements prior to one hundred fifty (150) days after completion of the applicable fiscal year unless such audited financial statements have been released earlier).

Section 3.3Access. For so long as Platinum has the right to designate at least one (1) director for nomination under this Agreement and subject to the confidentiality obligations set forth in a customary confidentiality agreement to be entered into by and between Platinum and the Company, the Company shall, and shall cause its Subsidiaries to, permit Platinum and its respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books, records, contracts and agreements of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary.  For so long as Platinum has the right to designate at least one (1) director for nomination under this Agreement, the Company shall, and shall cause its Subsidiaries to, provide Platinum, in addition to other information that might be reasonably requested by Platinum from time to time: (a) direct access to the Company’s auditors and officers; (b) copies of all materials provided to the Board at the same time as provided to the Board; (c) access to appropriate officers and directors of the Company at such times as may be requested by Platinum with respect to matters relating to the business and affairs of the Company and its Subsidiaries; (d) information in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the certificate of incorporation or bylaws of the Company or any of its respective Subsidiaries; and (e) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries.

Article IV

DEFINITIONS

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by legal requirements to close.

“Company Stock” means the shares of Common Stock and any other shares of capital stock of the Company from time to time outstanding.

“Governing Documents” with respect to the Company and any of its Subsidiaries, means, collectively, such Person’s certificate of incorporation, certificate of formation, bylaws, operating agreement or similar governing documents.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Necessary Action” means, with respect to a specified result, all actions, to the fullest extent permitted by applicable law, necessary to cause such result, including, without limitation: (a) voting or providing a written consent or proxy with respect to the Company Stock; (b) causing the adoption of amendments to the Governing Documents; (c) executing agreements and instruments; and (d) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which: (a) if a corporation, a majority of the total voting power of units of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

Article V

MISCELLANEOUS

Section 5.1Amendment and Waiver. This Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of the parties.

Section 5.2Freedom to Pursue Opportunities. The Company acknowledges and understands that Platinum and its respective Affiliates, including the Platinum Directors, from time to time review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company, and may trade in the securities of such enterprises. Nothing in this Agreement shall preclude or in any way restrict Platinum, any of its respective Affiliates, including the Platinum Directors, from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company, and the Company hereby waives, in perpetuity, any and all claims that it now has or may have in the future, and agree not to initiate any litigation or any other cause of action (whether or not in a court of competent jurisdiction) in respect of any such waived claims, or otherwise on the basis of, or in connection with, the doctrine of corporate opportunity (or any similar doctrine).

Section 5.3Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future applicable law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 5.4Entire Agreement. Except as otherwise expressly set forth herein, this document and the documents referenced herein and therein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 5.5Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Platinum and its respective successors and assigns, so long as they hold Company Stock.

Section 5.6Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 5.7Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and Platinum shall have the right to injunctive relief or specific performance, in addition to all of its rights and remedies at law or in equity, to enforce the provisions of this Agreement. Nothing contained in this Agreement shall be construed to confer upon any Person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

Section 5.8Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email, with confirmation of transmission; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to the Company, to:

Verra Mobility

1150 N. Alma School Road

Mesa, AZ 85201

Attn: General Counsel

Email: Rebecca.Collins@verramobility.com

if to Platinum, to:

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive

Beverly Hills, CA 90210

Attention:  Eva Kalawski, Executive V.P. and General Counsel

Email: ekalawski@platinumequity.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

Attention:  Matthew B. Dubeck

Email:  mdubeck@gibsondunn.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 5.9Governing Law. This Agreement and any action, suit, dispute, controversy or claim arising out of this Agreement or the validity, interpretation, breach or termination of this Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

Section 5.10Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement on the day and year first above written.

VERRA MOBILITY CORPORATION
By:	/s/ David Roberts
	Name:	David Roberts
	Title:	Chief Executive Officer

PE GREENLIGHT HOLDINGS, LLC
By:	/s/ Mary Ann Sigler
	Name:	Mary Ann Sigler
	Title:	President and Treasurer

[Signature Page to the Investor Rights Agreement]